Exhibit 10.1

Form of Restricted Stock Unit Award Agreement for Executive Officers

MARKEL CORPORATION

RESTRICTED STOCK UNIT

AWARD AGREEMENT

AWARDED TO	AWARD DATE	VESTING SCHEDULE
		VESTING DATE	PERCENTAGE OF UNITS

MARKEL CORPORATION (the “Company”) grants you (the “Participant”) the opportunity to receive restricted stock units (“Units”). The number of Units will be based on performance conditions as specified below. Until the Vesting Date, except as specifically provided below, the Units are forfeitable and nontransferable. The Compensation Committee of the Company’s Board of Directors (the “Committee”) will administer this Agreement and any decision of the Committee will be final and conclusive. Capitalized terms not defined here have the meanings provided in the Markel Corporation Omnibus Incentive Plan (the “Plan”).

The terms of the award are:

1.	Performance Conditions. The performance conditions are set forth on Exhibit A. Upon certification by the Committee of the completion of the performance conditions, the dollar equivalent of the percentage of salary will be determined. The Participant will receive a number of Units determined by dividing the dollar equivalent by the Fair Market Value of a share of Company common stock. The Fair Market Value will be determined by using the closing price of Company common stock on the date that the completion of the performance conditions is certified by the Committee or its designee (the “Determination Date”). No Units will be awarded hereunder if the Participant separates from service for any reason before the Determination Date.

2.	Vesting For Units. If the Participant has not separated from service before the Vesting Date, the Units will become vested and nonforfeitable, and the Company will issue to the Participant for each vested Unit a share of common stock of the Company on that date or as soon as administratively practicable (but in any event no later than 90 days) thereafter.

3.	Forfeiture of Units. If the Participant separates from service before the Vesting Date in circumstances other than as described in (a)-(d) below, any unvested Units will be forfeited. If the Participant separates from service due to Retirement, dies or incurs a Disability before the Vesting Date as set forth in (a) below, the unvested Units will become fully vested and non-forfeitable, and shares will be issued on the date on which the Participant’s Retirement, death or Disability occurs or as soon as administratively practicable (but in any event no later than 90 days) thereafter, subject in the case of the Participant’s Retirement to Section 5 below. If the Participant separates from service before the Vesting Date in the circumstances set forth in (b) or (c) below, the number of Units set forth in this Award will be vested on a pro rata basis based on a fraction of the number of full months from the first anniversary of the Award Date until the date of termination divided by 60, and shares will be issued on the otherwise applicable Vesting Date, subject to Section 5 below. Any remaining unvested Units will be forfeited as of the date of separation; except that a Participant who separates from service or whose employment is interrupted due to military service as provided in (c) below and who returns to employment with the Company upon cessation of such military service before the otherwise applicable Vesting Date will vest in any remaining unvested Units if employed on the Vesting Date. If the Participant separates from service before the Vesting Date in the circumstance set forth in (d) below, the unvested Units will become fully vested and non-forfeitable, and shares will be issued on the otherwise applicable Vesting Date, subject to Section 5 below.

(a)	The Participant separates from service due to Retirement, dies, or incurs a Disability (as defined below);

(b)	The Participant separates from service due to Early Retirement (as defined in the Plan);

(c)	The Participant separates from service or his employment is interrupted due to military service; or

(d)	The Committee determines that forfeiture should not occur because the Participant had an approved separation from service. The Committee will in its sole discretion determine whether or not to apply this provision.

4.	Change in Control. Any unvested Units will become fully vested and non-forfeitable if, within 12 months after a Change in Control (as defined in the Plan), the Participant separates from service due to Involuntary Termination. For this purpose, Involuntary Termination means that the Participant’s employment is involuntarily terminated without Cause or the Participant terminates his employment for Good Reason. In either case, shares will be issued for such Units on the otherwise applicable Vesting Date, subject to Section 5 below.

5.	Six Month Delay for Specified Employees. With respect to a Participant who separates from service due to Retirement before the Vesting Date as set forth in Section 3(a) above, or who separates from service before the Vesting Date as set forth in Sections 3(b), (c) or (d) above or in Section 4, if such Participant is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code and the generally applicable Internal Revenue Service guidance thereunder) on the date of his separation, then, notwithstanding anything in Sections 3 or 4 to the contrary, no shares will be issued for his Units until the date that is six months after the date of his separation (or until the date of his death, if earlier). Any shares which the Participant would otherwise have been entitled to receive during the first six months following the date of his separation will be issued instead on the date which is six months after the date of his separation (or on the date of his death, if earlier). Whether the Participant is a “specified employee” will be determined under guidelines established by the Company for this purpose.

6.	Disability Defined. For purposes of this Agreement, the Participant has incurred a “Disability” if the Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in his death or can be expected to last for a continuous period of not less than 12 months or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in his death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of his Employer. The Participant will be deemed disabled for this purpose if determined to be totally and permanently disabled by the Social Security Administration or under a disability insurance program that applies the same (or stricter) definition of Disability as provided herein to determine whether the Participant is disabled. Otherwise, the Committee will in its sole discretion determine whether the Participant is disabled for this purpose.

7.	Separation from Service Defined. References throughout this Agreement to the Participant’s “separation from service” and variations thereof will have the meaning set forth in Section 1.409A-1(h) of the Treasury Regulations, as amended from time to time, applying the default terms thereof.

8.

Forfeiture and Restitution. If during the period of the Participant’s employment and two years thereafter, the Participant (1) becomes associated with, recruits or solicits customers or other employees of the Employer for, is employed by, renders services to, or owns any interest in

(other than any nonsubstantial interest, as determined by the Committee) any business that is in competition with Markel or its Subsidiaries, (2) has his employment terminated by his Employer for Cause, or (3) engages in, or has engaged in, conduct which the Committee determines to be detrimental to the interests of Markel, the Committee may, in its sole discretion, (A) cancel this Award, and/or (B) require the Participant to repay by delivery of an equivalent number of shares any payment received under this Award within the previous two years.

9.	Transfer Restrictions. The Participant’s rights to the Units are not subject to sale, assignment, transfer, pledge, hypothecation or encumbrance.

10.	Tax Withholding. Unless alternative arrangements are made by the Participant, the Company will withhold from the payment for the vested Units shares with a fair market value equal to any required foreign, federal, state, or local income, employment or other taxes imposed on the payment. The fair market value will be the closing sale price of the Company’s common stock on the New York Stock Exchange on the Vesting Date (or other applicable date on which payment is made as provided herein).

11.	Binding Effect. Subject to the limitations stated above, this Agreement will be binding upon and inure to the benefit of the Participant’s legatees, distributees, and personal representatives and the successors of the Company.

12.	Change in Capital Structure. The Units will be adjusted as the Committee determines is equitably required in the event of a dividend in the form of stock, spin-off, stock split-up, subdivision or consolidation of shares of Company Stock or other similar changes in capitalization.

13.	Interpretation. This Agreement will be construed under and be governed by the laws of the Commonwealth of Virginia. THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF VIRGINIA OR THE CIRCUIT COURT FOR THE COUNTY OF HENRICO WILL HAVE EXCLUSIVE JURISDICTION OVER ANY DISPUTES ARISING OUT OF OR RELATED TO THE PLAN OR THIS AGREEMENT.

14.	Code Section 409A. This Agreement is intended to comply with the applicable requirements of Sections 409A(a)(2) through (4) of the Code, and will be interpreted to the extent context reasonably permits in accordance with this intent. The parties agree to modify this Agreement or the timing (but not the amount) of any payment to the extent necessary to comply with Section 409A of the Code and avoid application of any taxes, penalties, or interest thereunder. However, in the event that any amounts payable under this Agreement are subject to any taxes, penalties or interest under Section 409A of the Code or otherwise, the Participant will be solely liable for the payment thereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed, as of the award date shown above.

MARKEL CORPORATION

By:
Chairman

EXHIBIT A

PERFORMANCE CONDITIONS

[2008] AWARD

Restricted Stock Units, expressed in dollars as a percentage of base salary, will be awarded based on compound annual growth in book value per share of Markel Common Stock. For [2008], the measurement will be the performance from January 1, [2008] through December 31, [2008] which will then be included with the prior performance from January 1, [2004] to December 31, [2007] on a weighted average basis to establish the Growth in Book Value Per Share for the period from January 1, [2004] through December 31, [2008] for this award.

Growth in Book Value Per Share [2004-2008]	Bonus As % of Base Salary
Under 11%	0%
11%	50%
12%	60%
13%	70%
14%	80%
15%	90%
16%	100%
17%	125%
18%	150%
19%	175%
20%	200%
21%	200%*
* In the case of performance at or above this level, the Award will be 200% of Base Salary and may, in the discretion of the Committee, be higher

Book value calculations are subject to adjustment to reflect changes in accounting principles, stock repurchases and capital or other transactions which impact reported book value per share.